SCHEDULE 14A
                              (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the registrant  [X]
Filed by a Party other than the Registrant     [ ]
Check the appropriate box:
     [ ]  Preliminary Proxy Statement        [ ]  Confidential, For
Use of
     [X]  Definitive Proxy Statement              the Commission
Only
                                                  (as permitted by
     [ ]  Definitive Additional Materials         Rule 14a-6(e)(2)
     [ ]  Soliciting Material Pursuant to
          Rule 14a-11(c) or Rule 14a-12

                          3D Systems Corporation

-----------------------------------------------------------------
----------
             (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------
----------
 (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ]  No Fee Required
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transactions applies:

---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange
          Act Rule 0-11.

---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

---------------------------------------------------------------------------
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:

---------------------------------------------------------------------------
     (3)  Filing party:

---------------------------------------------------------------------------
     (4)  Date filed:

---------------------------------------------------------------------------

                          3D SYSTEMS CORPORATION
                                -----------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD MAY 22, 1997
                                -----------





TO OUR STOCKHOLDERS:

     You are cordially invited to attend the Annual Meeting of Stockholders of 3D Systems Corporation (the "Company"), to be held at The Valencia Hilton Garden Inn at Six Flags, 27710 The Old Road, Valencia, California 91355, on May 22, 1997, at 10:00 a.m. California time, to consider and act upon the matters listed below:

     (1) Election of two Class I Directors to hold office for three years and until their successors are duly elected;

     (2) Consideration of any other matters which may properly come before the meeting or any adjournments of the meeting.

          Stockholders of record at the close of business on April 11, 1997 are entitled to notice of and to vote at the Annual Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ A. Sidney Alpert
                              A. Sidney Alpert
                              VICE-PRESIDENT, GENERAL COUNSEL AND SECRETARY

26081 Avenue Hall
Valencia, CA 91355
April 23, 1997

                          3D SYSTEMS CORPORATION
                                -----------

                              PROXY STATEMENT

                      ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 22, 1997


     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of 3D Systems Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at The Valencia Hilton Garden Inn at Six Flags, 27710 The Old Road, Valencia, California 91355, on May 22, 1997, at 10:00 a.m. California time. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

     All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will unless otherwise directed be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

     The close of business on April 11, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. As of the record date, the Company had outstanding 11,361,123 shares of Common Stock, par value $.001 per share (the "Common Stock"), the only outstanding voting securities of the Company. As of the record date, the Company had 642 stockholders of record.

     A stockholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. The two nominees for election as Class I Directors who receive the highest number of votes will be elected. All other matters that may properly come before the meeting require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Abstentions and broker non-votes will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

     Unless the context otherwise clearly requires, all references in this Proxy Statement to the "Company" include 3D Systems Corporation, its subsidiaries and predecessors.

     The Company's principal executive offices are located at 26081 Avenue Hall, Valencia, California 91355. This Proxy Statement and the accompanying Proxy were mailed to stockholders on or about April 23, 1997.


                           ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the Board of Directors is divided into three classes. At each annual meeting of stockholders, Directors constituting one class are elected, each for a three-year term. Two Class I Directors will be elected at the Annual Meeting. The Board of Directors proposes the nominees named below.

     Although it is not contemplated that the nominees will decline or be unable to serve, the Proxies will be voted by the Proxy holders at their discretion for another person, if such a contingency should arise. Unless otherwise directed in the accompanying Proxy, or as specified above, the persons named therein will vote FOR the election of the nominees named below.

     The nominees and continuing Directors have furnished the following information, which is as of March 31, 1997:

                                        YEAR FIRST
                                        ELECTED OR
                                        APPOINTED
NAME                             AGE    DIRECTOR       PRINCIPAL OCCUPATION
----                             ---    --------       --------------------

NOMINEES:
CLASS I DIRECTORS
(terms to expire in 2000)

Donald S. Bates (1)(2)           68     1995           Mr. Bates currently is, and for more than the past five years has been, an independent management consultant.  In January 1997, Mr. Bates became a member of the Board of Directors of Glenayre Technologies, Inc., a company listed on the Nasdaq Stock Market's National Market and involved in the design, manufacture and marketing of telecommunications equipment and related software used in the wireless personal communication service markets.  From October 1984 until March 1986, Mr. Bates was President and
                                                       Chief Operating Officer of Piezo Electric Products, Inc., a piezoelectric and thermistor engineering and component manufacturing company, and served on that company's board of directors from October 1984 until April 1989.
                                                       From November 1983 to April 1986, Mr. Bates served as a member of the board of directors of Communications Industries, Inc., a provider of paging services and manufacturer of communication related equipment.  Mr. Bates served as President of the United Telecom Computer Group, Inc., a
                                                       subsidiary of United Telecommunications Inc. (now Sprint), from September
                                                       1981 until June 1983.  Prior to his retirement after 30 years, Mr. Bates was employed at General Electric Company in various financial and general management capacities and where, from January 1980 until September 1981, he was Senior Vice-President and Group Executive of the company's Information
                                                       & Communications Systems Group.

Jim D. Kever (1)                 44     1996           Mr. Kever has been associated with Envoy Corporation ("Envoy"), a company listed on the Nasdaq Stock Market's National Market and involved in transaction processing, since 1992.  Since 1995, Mr. Kever has served as its Co-Chief Executive Officer and President.  Prior to that time, since
                                                       1992, Mr. Kever served as Executive Vice-President of Envoy.  Mr. Kever currently serves on the Board of Directors of Envoy Corporation and
                                                       Transaction Systems Architects, Inc. ("TSA"), a company listed on the
                                                       Nasdaq Stock Market's National Market and involved in transaction processing, and also is a member of the Compensation Committee of TSA.
Page 2

CONTINUING DIRECTORS:

CLASS II DIRECTORS:
(terms to expire in 1998)

Arthur B. Sims                   59     1993           Mr. Sims has served as Chief Executive Officer and Chairman of the Board of
                                                       the Company since August 1993 and, since September 1991, has also served as
                                                       Chief Executive Officer of 3D Systems, Inc.  From September 1990 to
                                                       September 1991, Mr. Sims was an independent management consultant.  From
                                                       1989 until September 1990, he was Chief Executive Officer and President of
                                                       Quadratron Systems Incorporated, a developer and marketer of office automation software.  From 1988 to 1989, Mr. Sims served as President and
                                                       Chief Executive Officer of CPT Corporation, an office automation systems company.  Prior thereto, he served for four years as Corporate Vice-
                                                       President and President of Computer Science Corp.'s Industry Services Group
                                                       and, for one year prior thereto, served as President and Chief Executive
                                                       Officer of United Information Systems.  Mr. Sims was previously associated with IBM and General Electric Company.  Mr. Sims currently serves as a member of the board of directors of Structural Dynamics Research
                                                       Corporation, a company listed on the Nasdaq Stock Market's National Market and a leading supplier of mechanical design automation software, product data management software and related services.

Miriam V. Gold (1)(2)            47     1994           Since the Merger (as hereinafter defined) in December 1996, Ms. Gold has served as the Vice-President of Regulatory Affairs and as Assistant General
                                                       Counsel of Ciba Specialty Chemicals, Inc.  Ms. Gold has been associated with Ciba-Geigy Corporation, Ardsley, New York, ("CGNY") from 1977 to
                                                       December 1996.  Ms. Gold served as Vice-President, Regulatory Affairs of
                                                       CGNY from May 1995 to December 1996 and as Assistant General Counsel of
                                                       CGNY from 1992 to December 1996.  Prior thereto, Ms. Gold served as
                                                       Division Counsel of CGNY since 1987.  From 1983 to 1987, Ms. Gold served as
                                                       Associate Division Counsel of CGNY.

Page 3

Richard D. Balanson              47     1997           Mr. Balanson has served as President and Chief Operating Officer of the
                                                       Company since April 1977.  From November 1996 to April 1997, Mr. Balanson
                                                       served as Executive Vice-President, Development and Manufacturing of the
                                                       Company.  From June 1994 to May 1996, Mr. Balanson was Executive Vice-
                                                       President and General Manager of Maxtor Corporation, a major supplier of computer disk drives, where he headed engineering, manufacturing, materials, sales and marketing.  Mr. Balanson was also a member of the
                                                       Board of Directors of Maxtor from June 1994 to May 1996.  From March 1992 to May 1994, Mr. Balanson served as President and Chief Operating Officer of Applied Magnetics Corporation, a major OEM components supplier to manufacturers of tape drives. From 1975 to 1992, Mr. Balanson was associated with IBM.

CLASS III DIRECTORS
(terms to expire in 1999)

Charles W. Hull                  57     1993           Mr. Hull has served as Vice-Chairman and Chief Technology Officer since
                                                       April 1997, and since March 1986, has also served as President of 3D
                                                       Systems, Inc., a California corporation which is an indirect, wholly-owned subsidiary of the Company through which substantially all of the business and operations are conducted.  From August 1993 to April 1997, Mr. Hull served as President and Chief Operating Officer of the Company. From
                                                       January 1980 to March 1986, Mr. Hull was Vice-President of UVP, Inc., a
                                                       systems manufacturing company.  The Company's stereolithography technology was developed by Mr. Hull while he was employed by UVP, Inc.

John D. Beadsmoore               58     1995           Since the Merger (as hereinafter defined) in December 1996, Mr. Beadsmoore has served as Managing Director of the Polymers Division of Ciba Specialty
                                                       Chemicals, Inc. in the United Kingdom and is responsible for its worldwide adhesives and tooling business.  Mr. Beadsmoore has been associated with
                                                       Ciba Polymers of Cambridge, England, a division of Ciba-Geigy Limited of
                                                       Basel, Switzerland, from 1966 to December 1996.

------------------
(1)    Member of Audit Committee.
(2)    Member of Compensation Committee.

     For a description of an agreement among certain stockholders of the Company with respect to the nomination and election of Directors, see "Shareholders Agreement," below.

MERGER OF CIBA-GEIGY LIMITED

     Ciba Specialty Chemicals, Inc. ("CSC") is a Swiss-based multinational manufacturer and distributor of specialty chemicals, a 15.2% beneficial shareholder of the Company and the Company's partner in photopolymer development. Ciba-Geigy Limited ("Ciba") recently completed its merger (the "Merger") with Sandoz Ltd., and in connection therewith, spun off Ciba Specialty Chemicals Holding Inc. ("CSC Holding"), the parent company of CSC, which was formed to hold the worldwide specialty chemicals businesses of Ciba and its affiliates. In connection with this transaction, CSC companies succeeded to the respective rights and obligations of Ciba and its affiliates under their contracts with the Company.

     Unless otherwise indicated, all references to "CSC" include Ciba Specialty Chemicals, Inc. and its affiliates, including CSC Holding and its wholly-owned subsidiaries in Canada, through which CSC holds its interest in the Company, and the United States, through which CSC conducts its U.S. operations.

SHAREHOLDERS AGREEMENT

     Pursuant to a Shareholders Agreement among the Company, CSC, and Raymond S. Freed, Charles W. Hull, Edwin J. Kaftal, Bethany Griffiths, Virginia Hiramatsu and Paul Warren, (the listed individuals collectively are referred to as the "Founders"), CSC and the Founders, who at March 31, 1997 beneficially owned an aggregate of 2,410,820 shares of Common Stock (approximately 21.22% of the outstanding shares of Common Stock), have agreed to vote all of their respective shares to elect and maintain on the Board of Directors of the Company two nominees designated by CSC who are reasonably acceptable to the agent for the Founders (currently Mr. Hull), two nominees designated by the Founders who are reasonably acceptable to CSC, and one or more nominees selected by the four nominees. All decisions of the Founders are made solely by Mr. Hull. The Company has agreed, subject to applicable law, to support the election of the nominees selected by the Founders, CSC and their respective nominees. See "Principal Stockholders."

     Mr. Beadsmoore and Ms. Gold currently are the Directors designated by CSC, Messrs. Hull and Sims currently are the Directors designated by the Founders and Messrs. Bates, Kever and Balanson currently are the Directors designated by the other four Directors.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during the year ended December 31, 1996. The Board of Directors has an Audit Committee and a Compensation Committee.

     The Audit Committee of the Board of Directors currently consists of Donald S. Bates, Miriam V. Gold and Jim D. Kever. The Audit Committee recommends the engagement of the Company's independent public accountants, reviews the scope of the audit to be conducted by such independent public accountants, and meets with the independent public accountants and the Chief Financial Officer of the Company to review matters relating to the Company's financial statements, the Company's accounting principles and its system of internal accounting controls, and reports its recommendations as to the approval of the financial statements of the Company to the Board of Directors. Seven meetings of the Audit Committee were held during the year ended December 31, 1996.

     The Compensation Committee of the Board of Directors consists of Donald S. Bates and Miriam V. Gold. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administration of the Company's stock option and executive incentive compensation plans. Six meetings of the Compensation Committee were held during the year ended December 31, 1996.

     For the year ended December 31, 1996, each Director, during the term of his or her tenure, attended all meetings of the Board of Directors except Messrs. Beadsmoore and Hull who each attended five meetings. Each Director also attended all meetings of the committees of the Board of Directors to which he or she was assigned, except Ms. Gold who attended six meetings of the Audit Committee. From the time Mr. Kever was appointed to the Board of Directors in May 1996, the Board of Directors of the Company held five meetings and the Audit Committee held five meetings. Mr. Kever attended four of the meetings of the Board of Directors and two of the meetings of the Audit Committee.

COMPENSATION OF DIRECTORS

     The Company pays its non-employee Directors an annual retainer of $15,000, plus $1,500 for each Board meeting attended either in person or telephonically and $1,500 for attendance at each Committee meeting not held on a day that a Board meeting is held. In addition, non-employee directors each receive an annual automatic grant of options to purchase 7,500 shares of the Common Stock of the Company.

                          PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 31, 1997, certain information with respect to Common Stock owned beneficially by (i) the Chief Executive Officer and each of the other persons who during the year ended December 31, 1996 were among the four most highly compensated officers of the Company (the "Named Executive Officers"), (ii) each Director of the Company, (iii) all Directors and Named Executive Officers as a group and (iv) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company.

                                        Number of Shares of
                                          Common Stock
    Name and Address                  Beneficially Owned (1)        Percent (1)
    ----------------                  ----------------------        -----------
Charles W. Hull                       2,507,347 (2)(3)               21.88 %

Ciba Specialty Chemicals, Inc.        2,410,820 (3)                  21.22
   885 Georgia Street, Suite 2200
   Vancouver, B.C. V6C3E8

Richard D. Balanson                      25,000                        *

Donald S. Bates                           5,700 (4)                    *

John D. Beadsmoore                        3,600 (5)                    *

Mark R. Bell                             28,354 (6)                    *

Eugen J. Geyer                           13,185 (7)                    *

Miriam V. Gold                            8,333 (8)                    *

Robert E. Horrell                        38,061 (9)                    *

Jim D. Kever                              4,000 (10)                   *

Arthur B. Sims                          253,571 (11)                  2.19

Directors and Named Executive Officers
as a group (9 persons)                2,887,151 (12)                 24.55

------------------
*  Less than one percent.

(1) Under Rule 13d-3 of the Exchange Act of 1934, as amended (the "Exchange Act"), certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 31, 1997.

Page 6

(2) Includes 438,889 shares of Common Stock held in the Charles William Hull and Charlene Anntionette Hull 1992 Revocable Living Trust for which Mr. and Mrs. Hull serve as trustees and 96,527 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997. Excludes 2,561 shares of Common Stock held of record by Mr. Hull's adult daughter, with respect to which Mr. Hull disclaims beneficial ownership.

(3) Shares of Common Stock listed as beneficially owned by CSC are owned of record by CSC Holding, the parent of CSC. Pursuant to Rule 13d-3 under the Exchange Act, CSC and Charles W. Hull (together, the "Control Group") may be deemed to beneficially own all shares of Common Stock held by each of them, as well as shares owned by the other Founders, with respect to an agreement, pursuant to which the Control Group has the right to direct the voting of such shares with respect to the election of Directors of the Company (see "Election of Directors -- Shareholders Agreement"). The Control Group has the power to direct the voting with respect to the election of Directors of the Company of an aggregate of 2,410,820 shares. As of March 31, 1997, the number of shares of Common Stock beneficially owned by the Control Group which each member thereof had sole investment power and the sole power to vote for matters other than the election of Directors was as follows (the percentages set forth below have been calculated assuming all shares of Common Stock reserved for issuance upon exercise of stock options granted to any Directors or Named Executive Officers which are or will become exercisable on or prior to May 30, 1997 are outstanding as of March 31, 1997):


                                                            PERCENT OF ALL
                                                             OUTSTANDING
                                        NUMBER OF SHARES       SHARES
                                        ----------------       ------
     Charles W. Hull                    575,273                 5.06%
     Ciba Specialty Chemicals, Inc.     1,725,366              15.19%
                                        ---------              ------
          Total                         2,300,639              20.25%
                                        =========              ======

(4) Includes 4,700 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(5) Represents shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(6) Includes 11,532 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(7) Includes 12,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(8) Includes 8,033 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(9) Includes 20,600 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(10) Includes 2,500 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(11) Includes 237,571 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.

(12) Includes 397,563 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to May 30, 1997.


      The information as to shares beneficially owned has been individually furnished by the respective Directors, Named Executive Officers, and other stockholders of the Company.

                             OTHER INFORMATION

PRIOR PERFORMANCE OF COMMON STOCK

      The following chart presents for the five-year period commencing December 31, 1991, the yearly percentage change in the Company's cumulative total return on its shares of Common Stock with the cumulative total return for the same period, assuming a $100 investment made on December 31, 1991, of the Nasdaq Stock Market Index (US) (December 31, 1991 = 100) and the S&P Technology Sector Index (December 31, 1991 = 100). "Cumulative total return" of the Company's shares of Common Stock is measured by dividing
(i) the difference between the Company's share price at the end and beginning of the measurement period; by (ii) the share price at the beginning of the measurement period, with share prices adjusted for stock splits and stock dividends, if any, effected during the period:

                     [PERFORMANCE GRAPH APPEARS HERE]

                                                              Cumulative Total Return
                                             -------------------------------------------------------
                                             12/91     12/92     12/93     12/94     12/95     12/96
3D SYSTEMS CORPORATION             TDSC        100        69        88       170       400       215

NASDAQ STOCK MARKET-US             INAS        100       116       134       131       185       227

S & P TECHNOLOGY SECTOR            ITES        100       104       128       215       215       305

EXECUTIVE COMPENSATION

     The following table sets forth both cash and noncash compensation paid or to be paid by the Company to, and the shares granted under the 1989 Employee and Director Incentive Plan (the "1989 Plan") and 1996 Stock Incentive Plan (the "1996 Plan") with respect to, the Named Executive Officers, for each of the three years ended December 31 indicated below.

                        SUMMARY COMPENSATION TABLE



                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                        NUMBER OF
                                        FISCAL YEAR        ANNUAL COMPENSATION          SECURITIES
                                           ENDED                                        UNDERLYING        ALL OTHER
     NAME AND PRINCIPAL POSITION (1)    DECEMBER 31,     SALARY           BONUS         OPTIONS(2)       COMPENSATION
     ---- --- --------- -------- ---    -------- ---     ------           -----         ----------       ------------
Arthur B. Sims                             1996          $ 265,000      $   --         110,000           $   6,437(3)
  Chief Executive Officer                  1995            250,000        149,325         --                 6,974(3)
                                           1994            208,649        127,833       33,333               5,189(3)

Mark R. Bell (4)                           1996          $ 123,953      $  28,005       45,000           $  62,139(5)
 Vice-President, the Americas

Eugen J. Geyer (6)                         1996          $ 186,667 (7)  $  56,897 (8)   70,000           $  29,329(7) (9)
 Vice-President,
 3D Systems Europe

Robert E. Horrell                          1996          $ 155,000      $    --         47,000           $   3,764(3)
 Vice-President, Tooling                   1995            145,000         51,113         --                 4,045(3)
 Systems and Services                      1994            136,539         46,411        3,333               3,418(3)

Charles W. Hull                            1996          $ 250,000      $    --        110,000           $   6,071(3)
 Vice-Chairman and Chief                   1995            235,000        139,872         --                 6,556(3)
 Technology Officer                        1994            205,380        116,600         --                 5,122(3)

------------------

(1)  For a description of the employment contract between each officer and the Company, see "Employment Contracts," below.

(2)  See "Stock Incentive Plan," below.

(3)  Consists of discretionary profit sharing contributions made pursuant to the Company's Section 401(k) plan for these persons.

(4)  Mr. Bell became an executive officer of the Company in April 1996.

(5)  Consists of discretionary profit sharing contributions made pursuant to the Company's Section 401(k) plan totaling $2,931, an automobile allowance totaling $1,125, sales commissions totaling $15,698 and a moving allowance totaling $42,385.

(6)  Mr. Geyer became an executive officer of the Company in January 1996.

(7)  Mr. Geyer's compensation is payable in German Deutschemarks.  For the year ended December 31, 1996, the average exchange rate was approximately $1=DM1.50

(8)  Mr. Geyer's bonus was paid at an exchange rate of $1=DM1.45.

(9)  Consists of an automobile allowance totaling DM24,230 and a temporary living allowance totaling DM19,764.

STOCK OPTION GRANTS

     The following table summarizes information with respect to the options granted to the Named Executive Officers during the year ended December 31, 1996.


                               OPTION GRANTS

                                                                                               POTENTIAL
                                                                                            REALIZABLE VALUE
                                                                                               AT ASSUMED
                         NUMBER OF       PERCENT OF                                         RATE OF STOCK PRICE
                         SECURITIES     TOTAL OPTIONS                                        APPRECIATION FOR
                         UNDERLYING      GRANTED TO                                           OPTION TERM(1)
                           OPTION        EMPLOYEES IN      EXERCISE OR       EXPIRATION       ------ ----
                         GRANTED(2)     FISCAL YEAR(3)     BASE PRICE(4)        DATE        5%                 10%
                         -------        ------ ----        ---- -----           ----
Arthur B. Sims             35,000            3.76%            $24.13          01/02/06      $ 531,023     $1,345,716
                           75,000            8.05%            $10.25          11/01/06        483,463      1,225,190

Mark R. Bell               25,000            2.68%            $20.56          04/15/06        323,291        819,283
                           20,000            2.15%            $10.25          11/01/06        128,923        326,717

Eugen J. Geyer             50,000            5.37%            $21.63          01/29/06        679,992      1,723,234
                           20,000            2.15%            $10.25          11/01/06        128,923        326,717

Robert E. Horrell          12,000            1.29%            $24.13          01/02/06        182,065        461,388
                           35,000            3.76%            $10.25          11/01/06        225,616        571,755

Charles W. Hull            35,000            3.76%            $24.13          01/02/06        531,023      1,345,716
                           75,000            8.05%            $10.25          11/01/06        483,463      1,225,190

------------------

(1)  The potential realizable value is based on the assumption that the Company's Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term.  These amounts are calculated pursuant to applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.

(2)  The option grants set forth on this chart vest in four equal annual installments commencing on the first anniversary from the date of the grant.  The options set forth above were each granted for a term of 10 years.

(3)  Options covering an aggregate of 931,401 shares of Common Stock were granted to eligible optionees during the fiscal year ended December 31, 1996.

(4)  The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

STOCK OPTIONS HELD

     The following table summarizes information with respect to the number of shares of Common Stock underlying stock options held by each of the Named Executive Officers at December 31, 1996, and the value of unexercised options at December 31, 1996 based upon the closing price of the Common Stock on the Nasdaq Stock Market's National Market on December 31, 1996 ($12.75 per share). On November 22, 1996 and December 2, 1996,
Messrs. Horrell and Hull exercised options covering 4,333 and 10,000 shares of Common Stock, respectively. Additionally, on July 11, 1996 and September 16, 1996, Mr. Sims exercised options covering 4,000 and 6,067 shares of Common stock, respectively. Neither of Messrs. Geyer or Bell exercised options during 1996.

                     AGGREGATED YEAR-END OPTION VALUES

                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED IN-THE-MONEY
                                            OPTIONS AT                          OPTIONS AT
                                         DECEMBER 31, 1996                   DECEMBER 31, 1996
                                         -------- --- ----                   -------- --- ----
     NAME                          EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
     ----                          -----------      -------------      -----------      -------------
     Arthur B. Sims                   228,815            154,450       $ 1,611,105      $    418,793
     Mark R. Bell                       5,282             46,083            37,718            55,186
     Eugen J. Geyer                         0             70,000                 0            50,000
     Robert E. Horrell                 17,599             49,250           126,372            96,686
     Charles W. Hull                   87,770            148,896           684,126           493,809


EMPLOYMENT CONTRACTS

     The Company has entered into employment contracts with each of its Named Executive Officers.

     The Company and Arthur B. Sims, the Chief Executive Officer of the Company and 3D Systems, Inc., its California subsidiary ("3D California") entered into an employment agreement (the "Employment Agreement"), effective October 31, 1994. The Employment Agreement was approved by the Compensation Committee in October 1994 and the "Special Bonus" component thereof (defined below) was approved by the stockholders at the 1995 Annual Meeting of Stockholders. See "Report of Compensation Committee--Omnibus Budget Reconciliation Act Implications for Executive Compensation." Pursuant to the Employment Agreement, Mr. Sims is entitled to a base salary of $250,000 per year, subject to increase from time to time at the discretion of the Compensation Committee. Effective January 1, 1996 and February 1, 1997, the Compensation Committee increased Mr. Sims' base salary to $265,000 and $278,250, respectively. Mr. Sims is also eligible to receive annual bonuses and cash incentive awards (see "Report of Compensation Committee -- Annual Incentives" and "Report of Compensation Committee -- Determination of Chief Executive Officer's Compensation") and, upon the occurrence of a "Triggering Event," the "Special Bonus." A "Triggering Event" is defined as (i) the acquisition of more than 50% (80% in the case of certain current stockholders of the Company) of the outstanding Common Stock of the Company or 3D California; (ii) a merger in which the Company or 3D California is not the surviving entity; (iii) the sale or transfer of more than 50% of the assets or earning power of the Company; or (iv) the election of a new majority of the Board of Directors of the Company in connection with a contested election. The Special Bonus would be equal to the lesser of (a) $1.0 million; (b) one cent less than three times Mr. Sims' average annual compensation includable in his gross income for the last five years; or (c) the greater of (i) the maximum amount permissible under Section 162(m) of the Internal Revenue Code and
(ii) 7.5% of the difference between the market value of the Company on the date the transaction giving rise to the Triggering Event is consummated and $109,852,608 (the market value of the Company on the date of the Employment Agreement). The Employment Agreement also permits Mr. Sims, at any time during its term, to terminate his duties as Chief Executive Officer and elect to become a consultant to the Company for up to a four year term for an annual consulting fee of $100,000 plus an additional $250 per hour in any fiscal quarter during which the performance of his consulting duties exceeds 100 hours. After October 31, 1999, Mr. Sims' engagement as an employee with the Company will continue on an "at will" basis. If Mr. Sims' employment is terminated without cause, he will be entitled to severance pay over a period of 24 months at his then-current annual salary, and, if a Triggering Event occurs during the severance period, Mr. Sims will also be entitled to the Special Bonus.

     The Company and Mr. Bell entered into an employment agreement in April 1996, pursuant to which Mr. Bell serves as Vice-President, the Americas, of the Company. Under the agreement, Mr. Bell's base salary is $140,000 per year, subject to increase at the discretion of the Board of Directors. Effective February 1, 1997, the Board of Directors increased Mr. Bell's base salary to $145,000. In addition to standard benefits, Mr. Bell is entitled to incentive compensation based on the achievement of certain sales goals. For the year ended December 31, 1996, Mr. Bell received $12,500 and $15,505 for the third and fourth quarters, respectively, as incentive compensation. If his employment is terminated without cause, Mr. Bell is entitled to severance pay equal to six months base salary.

     The Company and Mr. Geyer entered into an employment agreement in February 1996, pursuant to which Mr. Geyer serves as Vice-President of the Company. Under the agreement, Mr. Geyer's initial base salary was DM280,000 per year (for the year ended December 31, 1996, the average exchange rate was approximately $1=DM1.50), subject to increase at the discretion of the Board of Directors. In addition to standard benefits, Mr. Geyer is entitled to incentive compensation equal to DM82,500 based on the achievement of certain operating goals established pursuant to the 3D Systems Corporation Executive Incentive Compensation Plan (see "Report of the Compensation Committee -- Annual Incentives"), and up to DM53,625 in additional incentive compensation, at the discretion of the Board of Directors, if the Company exceeds these operating goals. Notwithstanding the foregoing, regardless of annual objectives, Mr. Geyer received a one- time bonus in an amount equal to DM82,500 for the year ended December 31, 1996, by virtue of his employment with the Company through such date. If his employment is terminated without cause, Mr. Geyer is entitled to severance pay equal to 18 months of his then-current annual salary.

     The Company and Mr. Horrell entered into an employment agreement in February 1993, pursuant to which Mr. Horrell served as Vice-President, Operations of 3D California and as Vice-President, Operations of the Company. Effective in 1997, Mr. Horrell currently serves as Vice-President, Tooling Systems and Services of 3D California and as Vice-President, Tooling Systems and Services of the Company. Under the agreement, Mr. Horrell's initial base salary was $135,000 per year, subject to increase at the discretion of the Board of Directors. Effective November 7, 1994, January 1, 1996 and February 1, 1997, the Board of Directors increased Mr. Horrell's base salary to $145,000, $155,000 and $161,200 per year, respectively. In addition to standard benefits, Mr. Horrell is entitled to incentive compensation up to a maximum of 37.5% of his annual base salary based on the achievement of certain operating goals. For the year ended December 31, 1996, Mr. Horrell received no incentive compensation. If his employment is terminated without cause, Mr. Horrell is entitled to severance pay equal to six months at his then-current annual base salary.

     The Company and Mr. Hull entered into an employment agreement in April 1994, pursuant to which Mr. Hull serves as President and Chief Operating Officer of each of the Company and 3D California. Pursuant to the agreement, Mr. Hull's initial base salary was $200,000 per year, subject to increase at the discretion of the Board of Directors. Effective November 7, 1994, January 1, 1996 and February 1, 1997, the Board of Directors increased Mr. Hull's base salary to $235,000, $250,000 and $262,500 per year, respectively. Effective April 18, 1997, Mr. Hull assumed the position of Vice-Chairman and Chief Technology Officer. In addition to standard benefits, Mr. Hull is entitled to receive incentive compensation up to a maximum of 60% of his annual base salary based on the achievement of certain operating goals. For the year ended December 31, 1996, Mr. Hull received no incentive compensation. The agreement also permits Mr. Hull, at any time during its term, to terminate his duties as Vice-Chairman and Chief Technology Officer and elect to become a consultant to the Company for up to a three year term for an annual consulting fee of $80,000 plus an additional $200 per hour in any fiscal quarter during which the performance of his consulting duties exceeds 100 hours. This agreement expires on March 1, 1999 unless sooner terminated pursuant to its terms. After March 1, 1999, Mr. Hull's engagement with the Company, whether as an employee or a consultant, will continue on an "at will" basis. If
Mr. Hull's employment is terminated without cause, he is entitled to severance pay equal to 18 months of his then-current annual salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no interlocking relationships involving any of its Compensation Committee members which would be required by the Securities and Exchange Commission to be reported in this Proxy Statement, and no officer or employee of the Company serves on its Compensation Committee.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is charged with the responsibility of administering all aspects of the Company's executive compensation programs. The Committee, which is currently comprised of two independent, non-employee Directors, also grants all stock options and otherwise administers the Company's 1989 Plan, the 1996 Plan and the 1996 Stock Option Plan for Non-Employee Directors (the "Director Plan"). Following review and approval by the Compensation Committee, all determinations pertaining to executive compensation, other than stock option matters, are submitted to the full Board for approval.

     TOTAL COMPENSATION. It is the philosophy of the Compensation Committee that executive compensation should be structured to provide an appropriate relationship between executive compensation and performance of the Company and the share price of the Common Stock, as well as to attract, motivate and retain executives of outstanding abilities and experience.
The principal elements of total compensation paid to executives of the Company are as follows:

     BASE SALARY. Base salaries are negotiated at the commencement of an executive's employment with the Company, or upon renewal of his employment agreement, and are designed to reflect the position, duties and responsibilities of each executive officer, the cost of living in the area in which the officer is located and the market for base salaries of similarly situated executives at other companies engaged in businesses similar to that of the Company. Base salaries may be annually adjusted in the sole discretion of the Committee to reflect changes in any of the foregoing factors.

     ANNUAL INCENTIVES. The Committee believes that executive compensation should be determined with specific reference to the Company's overall performance, as well as the performance of the division or function over which each individual executive has primary responsibility. In this regard, the Committee considers both quantitative and qualitative factors. Quantitative items used by the Committee in analyzing the Company's performance include sales and sales growth, results of operations and an analysis of actual levels of operating results and sales to budgeted amounts. Qualitative factors include the Committee's assessment of such matters as the enhancement of the Company's image and reputation, expansion into new markets and the development and success of new products and new marketing programs.

     The Board of Directors has approved the 3D Systems Corporation Executive Incentive Compensation Plan (the "1996 Incentive Plan"). Under the 1996 Incentive Plan, executive officers are eligible to receive an annual cash incentive award based, in part, upon the attainment of specified levels of earnings and revenue by the Company as determined by the Committee at the beginning of the fiscal year and individual non-financial objectives which are designed to measure each officer's overall contribution to the Company and the particular division over which he or she is assigned supervisory responsibility. The non-financial objectives that must be obtained by the Chief Executive Officer, in order to be eligible for an award, are established by the Committee. The Chief Executive Officer establishes the non-financial objectives each other executive officer must attain. Officers whose compensation is determined in part by sales commissions paid or payable are not eligible to participate in the 1996 Incentive Plan.

     Under the 1996 Incentive Plan, prior to the commencement of each fiscal year the Committee will establish the maximum bonus, as a percentage of base salary, attainable by each participating officer on the basis of the financial performance of the Company and the attainment of non-financial objectives by the officer. No bonuses will be paid unless the Company achieves a threshold earnings level established by the Committee.

     The Committee attributes various weights to the qualitative factors discussed above based upon their perceived relative importance to the Company at the time compensation determinations are made. Each executive's performance is evaluated with respect to each of these factors, and compensation levels are determined based on each executive's overall performance.

     If the Company achieves a minimum level of earnings, each participant may be eligible for a range of awards based upon the attainment of the earnings, revenue and non-financial objectives. The 1996 Incentive Plan permits the Committee to adjust targets or performance results to reflect unusual items which it determines to be extraordinary or non-recurring.

     STOCK OPTIONS. Under the 1996 Plan, the Committee is authorized to grant any type of award which might involve the issuance of shares of Common Stock, an option, warrant, convertible security, stock appreciation right or similar right or any other security or benefit with a value derived from the value of the Common Stock. The number of shares granted to an individual is based upon a number of factors, including his or her position, salary and performance, and the overall performance and stock price of the Company.

     DETERMINATION OF CHIEF EXECUTIVE OFFICER'S COMPENSATION. As Chief Executive Officer, Mr. Sims is compensated pursuant to an employment agreement described under "Employment Contracts," above, which became effective October 31, 1994. In determining the overall compensation of Mr. Sims, the Committee placed particular emphasis on the growth experienced by the Company since the commencement of Mr. Sims' employment with the Company in late 1991 to the present. In addition, the Committee recognized the potential for growth made possible by the infrastructure within the Company created by the Chief Executive Officer. The Committee also recognized the importance of maintaining Mr. Sims' salary at a rate competitive with other similarly sized publicly traded companies. During the year ended December
31, 1996, total sales of the Company increased from $62,582,000 to $79,632,000 and income from operations grew from $4,907,000 to $5,420,000.
In addition, in August 1996, the Company successfully completed a $4,900,000 Variable Rate Demand Industrial Development Revenue Bond
Offering in connection with the purchase and development of its new manufacturing facility in Grand Junction, Colorado. As a result of these factors, and others, effective February 1, 1997 the Committee increased Mr. Sims' base salary from $265,000 to $278,250. Mr. Sims did not receive a bonus for the fiscal year ended December 31, 1996 but will be eligible to receive a significant cash incentive award if the Company achieves or exceeds targeted levels of earnings and revenue for the year ending December 31, 1997. Mr. Sims also received a discretionary profit sharing contribution of $6,437 pursuant to the Company's Section 401(k) plan (see "401(k) Plan," below).

     The primary component of the long term compensation of Mr. Sims consists of stock options covering 276,666 shares of Common Stock that were granted to him in 1991, (as part of an earlier employment agreement) 1992, 1994 (as part of his current employment agreement, see "Employment Contracts," above) and 1996. The Committee believes that this aspect of Mr. Sims' compensation is tied directly to corporate performance and the share price of the Company's Common Stock, thereby aligning the interests of Mr. Sims and that of the Company's stockholders.

     The Committee in connection with its deliberations seeks, and is significantly influenced by, the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers. The Committee intends to continue its policy of linking executive compensation with maximizing stockholder returns and corporate performance to the extent possible through the programs described above.

     OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION. Effective January 1, 1994, under Section 162(m) of the Internal Revenue Code, a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

     All compensation paid to the Company's employees in fiscal 1996 will be fully deductible. With respect to compensation to be paid to Mr. Sims in 1997 and future years, in certain instances such compensation may exceed $1.0 million. Accordingly, the Compensation Committee, the Board of Directors and the stockholders, at the 1995 Annual Meeting of Stockholders, adopted the performance goal element of Mr. Sims' employment agreement.
See "Employment Contracts," above.

     The Company intends to seek stockholder approval at any time the Company may become obligated to pay other of its senior executive officers covered by Section 162(m) in excess of $1.0 million in any one year.

                              Donald S. Bates
                              Miriam V. Gold

STOCK INCENTIVE PLAN AND DIRECTOR PLAN

     As of the record date, substantially all of the shares reserved for issuance under the 1989 Plan have either been issued upon exercise of options granted under the 1989 Plan or are subject to issuance upon exercise of then outstanding stock options granted under the 1989 Plan. As of the record date, options covering 797,100 shares of Common Stock have been granted under the 1996 Plan and the Director Plan.

401(K) PLAN

     On October 16, 1989, the Company adopted a defined contribution 401(k) Plan (the "401(k) Plan"). Under the 401(k) Plan, employees of the Company have the option to make salary deferrals, as limited by U.S. federal income tax laws, through payroll deductions. To be eligible for the 401(k) Plan, employees must be at least 21 years of age and, as of January 1997, must have at least six consecutive months of service. (Prior thereto, employees were required to have at least twelve consecutive months of service). Participants may contribute between 1% and 15% of their compensation into the 401(k) Plan. The Company may make discretionary matching contributions limited to 50% of the employee contribution up to a maximum of 3 1/2% of the employee's compensation, or a discretionary profit sharing contribution. Participants are fully and immediately vested in employee contributions and vest in employer contributions over a four-year period. For the years ended December 31, 1996, 1995 and 1994, the Company accrued profit sharing contributions of $229,966, $200,000 and $150,000, respectively, which were funded on March 5, 1997, March 12, 1996 and March 2, 1995, respectively.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     Except as disclosed in this Proxy Statement, neither the nominees for election as Directors of the Company, the Directors or senior officers of the Company nor any stockholder owning more than five percent of the issued shares of the Company, or any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which the Company was a party during the year ended December 31, 1996, or which is presently proposed.

     See "Other Information -- Employment Contracts" for a summary of employment agreements with certain of the Company's executive officers.

     Pursuant to a July 1990 distribution agreement with CSC, the Company, as CSC's current exclusive distributor of all photopolymers manufactured by CSC for use in stereolithography, purchased from CSC resins valued at approximately $6,457,000 during the year ended December 31, 1996. To maintain its exclusive distribution rights, the Company must meet certain sales quotas (which the Company believes should be commercially obtainable) based on the dollar value of products purchased from CSC on an annual basis as set forth in the Agreement. Subject to certain conditions, the agreement will remain in effect until June 30, 1997 and will continue thereafter until either party gives the other six months advance notice of termination.

     In May 1988, the Company entered into a Research and Development Agreement with CSC to develop photopolymers, photopolymerizable monomers and photoinitiators for use with the Company's stereolithography products, which agreement has from time to time been amended. The parties have agreed that if a change in control (as defined in such agreement) of the Company should occur, at the option of CSC, the Company will be required to pay CSC an amount equal to CSC's deferred research and development costs, as defined in such agreement, of up to $10 million.

     In 1990, 3D California acquired the patents for stereolithography technology from UVP, Inc. ("UVP") in exchange for $9,075,000, $500,000 of which was paid in cash and $350,000 by certain offsets. The balance of the purchase price ($8,225,000) is payable based upon sales levels and subject to certain conditions. For further information with respect to this matter, see Note 6 of Notes to Consolidated Financial Statements, which appears in the Annual Report of the Company which accompanies this Proxy Statement. Pursuant to a 1987 contract between UVP and Charles W. Hull (the President of 3D California and Vice-Chairman, Chief Technology Officer and a Director of the Company), Mr. Hull is entitled to receive from UVP, with respect to his prior relationship with UVP, an amount equal to 10% of all royalties or other amounts received by UVP with respect to the patents, but only after recoupment of certain expenses by UVP. To date, Mr. Hull has received $131,080 from UVP under that agreement.

     Management believes, based on its reasonable judgment, but without further investigation, that the terms of each of the foregoing transactions or arrangements between the Company on the one hand and the affiliates, officers, Directors or stockholders of the Company which were parties to such transactions on the other hand, were, on an overall basis, at least as favorable to the Company as could then have been obtained from unrelated parties.

                      SECURITIES EXCHANGE ACT FILINGS

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Directors, officers and beneficial owners of 10% or more of the equity securities of the Company are required to make certain filings with the Securities and Exchange Commission, reporting transactions in the Company's securities. Officers, Directors and 10% stockholders are required to furnish the Company with all forms they file pursuant to Section 16(a). Based solely on its review of the copies of the forms received by the Company from such officers, Directors and 10% stockholders, the Company believes that, during the year ended December 31, 1996, officers, Directors and 10% stockholders of the Company complied with all Section 16(a) filing requirements, except Mr. Geyer, an executive officer, who filed a late Form 5 reporting the acquisition of 235 shares of Common Stock.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     Coopers & Lybrand L.L.P., independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ended December 31, 1996. The Audit Committee has not yet had the opportunity to review with Coopers & Lybrand L.L.P. the proposed terms of their engagement to audit the Company's 1997 financial statements; and until the terms of such engagement have been finalized and agreed upon, the Audit Committee cannot finalize its selection of auditors for such year. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from stockholders.

                           STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal at the next Annual Meeting of stockholders for inclusion in the Company's Proxy Statement and Proxy form relating to such meeting must submit such proposal by December 24, 1997 to the Company at its principal executive offices.


                          SOLICITATION OF PROXIES

     It is expected that the solicitation will be primarily by mail. The cost of solicitation by management will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's Directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies.


                        ANNUAL REPORT ON FORM 10-K

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996, WILL BE MADE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO MARY E. WOODS, INVESTOR RELATIONS, 26081 AVENUE HALL,
VALENCIA, CALIFORNIA 91355, U.S.A.

                              ON BEHALF OF THE BOARD OF DIRECTORS


                              /s/ A. Sidney Alpert
                              A. Sidney Alpert
                              VICE-PRESIDENT, GENERAL COUNSEL AND SECRETARY
DATED:  as of April 23, 1997.

                          3D SYSTEMS CORPORATION
                 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS


     The undersigned, a Stockholder of 3D SYSTEMS CORPORATION, a Delaware corporation, (the "Company") hereby appoints ARTHUR B. SIMS and CHARLES W. HULL, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 22, 1997, and any postponements or adjournments thereof, and in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

     The Board of Directors recommends a WITH vote on Proposal 1.

     1.   ELECTION OF DIRECTORS, as provided in the Company's Proxy
          Statement:

               --- WITH         --- WITHOUT Authority to vote for the
                                       nominees listed below.

          (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR THE NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT NAME BELOW)

                             Donald S. Bates
                              Jim D. Kever

     The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. WITH RESPECT TO MATTERS NOT KNOWN AT THE TIME OF THE SOLICITATION HEREOF, SAID PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

     This Proxy will be voted in accordance with the instructions set forth above. THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 23, 1997 relating to the Meeting.

                              Date:  _______________, 1997



                              ----------------------------------------



                              ----------------------------------------
                              Signature(s) of Stockholder(s)
                              (See Instructions Below)

                              The signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.


                        THIS PROXY IS SOLICITED BY

             THE BOARD OF DIRECTORS OF 3D SYSTEMS CORPORATION